Exhibit (d)(3)

Kate Spade & Company
2 Park Avenue
New York, NY 10016

January 7, 2017

Coach, Inc.
10 Hudson Yards
New York, NY 10001

Attention:	Todd Kahn
President, Chief Administrative Officer and Secretary

Dear Mr. Kahn:

You have requested certain non-public information regarding Kate Spade & Company (the “Company” or “us”) and certain of its Affiliates in connection with your potential negotiated business transaction with the Company and its Affiliates (the “Transaction”). In consideration for and as a condition to furnishing such information to you, the Company is requiring you to agree to treat any information or data concerning the Company (whether prepared by the Company, its advisors or other Representatives (as defined below) or otherwise and irrespective of the form of communication) which has been or will be furnished, or otherwise made available, to you by or on behalf of the Company pursuant hereto in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions hereinafter set forth.

1.   Certain Definitions. As used in this Agreement:

(a)   “Affiliate” means, with respect to any specified Person, any other Person (whether now or hereafter existing) that directly or indirectly controls, is controlled by, or is under common control with such specified Person. The term “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(b)   “Business Relations” means any Person having business relations with the Company or any of its Affiliates, including any management company retained by the Company or any of its Affiliates, any tenant, subtenant or other occupant of any real property owned or leased by the Company or any of its Affiliates, any customer, supplier, distributor, licensee, licensor, lessor, lessee or client of the Company or any of its Affiliates, any lender (or any loan participant of any such lender) to the Company or any of its Affiliates, and any partner, member, investor, director, officer or employee of the Company or any of its Affiliates.

(c)   “Evaluation Material” means any information or data concerning the Company or any of its Affiliates or any of their respective assets, liabilities or businesses, whether in oral, visual, written, electronic or other form, together with all notes, memoranda, summaries, analyses, forecasts, data, studies, compilations, interpretations and other writings relating thereto that are prepared by you or any of your Representatives using or incorporating, or otherwise derived from, in whole or in part, any such information or data. Notwithstanding the foregoing, “Evaluation Material” does not include information or data that you can demonstrate (i) is or becomes generally available to the public, other than as a result of disclosure by you or your Affiliates or Representatives, (ii) is or becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives or Affiliates or any Business Relations, so long as that source is not prohibited contractually, legally or on a fiduciary basis from disclosing such information or data to you on a non-confidential basis or (iii) is or was independently developed by you or your Representatives without the benefit of any Evaluation Material or in breach of this Agreement.

(d)   “including” means “including, without limitation.”

(e)   “Person” means any natural person, business, corporation, company, association, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, business enterprise, trust, or other legal entity, including any governmental authority or agency and the media.

(f)   “Representatives” means the directors, officers, employees, agents and advisors (including attorneys, accountants, consultants and financial advisors (provided that the term “advisor” shall not be deemed to include potential co-bidders or financing sources)) of a specified Person. Notwithstanding the foregoing, the term “Representatives” does not include (i) any of your or your Affiliates’ limited partners (or any of their Affiliates) or any of your portfolio companies, including, in each case, any that may invest in the Transaction on a side-by-side basis with you, unless such limited partner (or its Affiliate) or such portfolio company has executed its own confidentiality agreement with the Company or (ii) any of your potential debt or equity financing sources for the Transaction, unless such source has executed its own confidentiality agreement with you; provided, in each case of clause (i) and (ii), that you and your Representatives shall not, and you shall cause your Representatives not to, approach or discuss the Transaction (including the execution of a confidentiality agreement) with any such foregoing Person without the prior written consent of the Company.

2.   Confidentiality, Use and Disclosure of Evaluation Material.

(a)   Confidentiality and Use of Evaluation Material. You agree that all Evaluation Material shall be: (i) used by you and your Representatives solely for the purpose of evaluating the Transaction and not for any other purpose or in any manner otherwise detrimental to the Company; (ii) kept strictly confidential; and (iii) provided by you only to those of your Representatives to whom disclosure is needed in order to facilitate your evaluation of the Transaction, in each case of clauses (i), (ii) and (iii), except to the extent otherwise expressly permitted by and in compliance with Section 2(b). You shall restrict the dissemination of Evaluation Material to as small a working group as practicable. All Evaluation Material is and shall remain our property and shall not be used by you or your Representatives for any purpose other than evaluating the Transaction. Before providing access to any Evaluation Material to any of your Representatives, you shall inform them of the provisions of this Agreement and thereafter cause them to comply with such provisions as if they were a party to this Agreement. You shall be liable for any breach of this Agreement by your Affiliates or Representatives or any other Person who receives Evaluation Material from you or your Affiliates or Representatives, such breach determined as if such Person was an original party hereto.

(b)   Compulsory Disclosure of Evaluation Material. In the event that you or any Person to whom you or any of your Representatives transmits Evaluation Material is requested or required (including by interrogatories, requests for information, subpoena or similar legal process) to disclose any Evaluation Material, you shall to the extent permitted by law provide the Company with prompt written notice thereof so that the Company or its Affiliates may seek an appropriate protective order (and you and your Representatives shall reasonably cooperate with any such efforts of the Company or its Affiliates) and/or, in its sole discretion, waive compliance with the applicable provisions of this Agreement, and you and your Representatives shall not oppose any action requesting or seeking a protective order. If, in the absence of such a protective order or waiver, you or any such Person are legally compelled to disclose any Evaluation Material, then you or such Person, as the case may be, may disclose such portion of the Evaluation Material as is legally required to be disclosed so long as prior to and following such disclosure you use reasonable efforts to obtain confidential treatment and to otherwise maintain the confidentiality of the disclosed Evaluation Material and you reasonably consult and cooperate with the Company and its Representatives as to the nature, timing, wording and other aspects of such disclosure (including by considering in good faith the suggestions of the Company and its Representatives concerning the nature and scope of the information to be contained therein).

3.   Other Disclosure. Except to the extent otherwise expressly permitted by and in compliance with the second sentence of this Section 3, you and your Representatives shall not (and you shall cause your Representatives not to): (a) make any disclosure to any other Person of (i) the fact that discussions, negotiations or investigations are taking or have taken place concerning a potential Transaction, (ii) the existence or contents of this Agreement, (iii) the fact that you or your Representatives have requested or received Evaluation Material, attended management meetings or site visits or conducted due diligence with respect to a potential Transaction or (iv) any of the terms, conditions or facts relating to the Transaction, including the status thereof (collectively, the information described in clauses (i) through (iv), the “Fact of Discussions”); or (b) make any public statement concerning the Transaction (any disclosure or statement described in clauses (a) or (b) being a “Public Statement”). If you or any of your Representatives are required to make any Public Statement in order to comply with an applicable law, then you or such Representative, as the case may be may make such Public Statement to the extent it is legally required so long as you shall (x) provide us with the proposed text of such Public Statement as far in advance of its disclosure as is possible and (y) reasonably consult and cooperate with the Company and its Representatives as to the nature, timing, wording and other aspects of such Public Statement, including by considering in good faith the suggestions of the Company and its Representatives concerning the nature and scope of the information to be contained therein. You represent and warrant that neither you nor any of your Representatives have made any Public Statement or disclosed any Evaluation Material (except to your Representatives) prior to the execution hereof.

4.   Securities Law and Other Restrictions. You acknowledge and agree that: (a) the Evaluation Material and the Fact of Discussions may contain or constitute material non-public information concerning the Company and its Affiliates and their respective assets, liabilities and businesses; (b) you are (and you will make your Representatives) aware of the restrictions imposed by U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, on Persons in possession of material non-public information; and (c) you will not (and you will cause your Representatives to not), directly or indirectly, use, or allow any third party to use, any Evaluation Material or the Fact of Discussions in contravention of any U.S. federal or state securities laws or, other than the Transaction, in connection with any purchase or sale of securities, properties or indebtedness. You represent and warrant that none of your entering into this Agreement, your Representatives’ and Affiliates’ compliance with this Agreement, you or your Representatives’ receipt, review or preparation of Evaluation Material or discussions concerning a possible Transaction, will violate any agreement, judgment, order, law or decree to which you or any of your Representatives or Affiliates is a party or by which it is bound. Without limiting the foregoing or any remedies available at law or in equity, you will indemnify, defend and hold harmless the Company, its Affiliates and their respective Representatives from any damages, claims, or liabilities (including the reasonable fees, costs and expenses of counsel) relating to any activities in breach or violation of the foregoing.

5.   No Representations or Warranties. You acknowledge and agree (on behalf of yourself and your Representatives) that: (a) no representation or warranty, express or implied, is made by us or any of our Representatives as to the accuracy or completeness of any of the Evaluation Material; and (b) you shall be entitled to rely only on those representations and warranties that may be made in a definitive written agreement to consummate the Transaction that is executed and delivered by both you and us (a “Definitive Transaction Agreement”).

6.   Return, Destruction or Erasure of Evaluation Material. If you decide at any time not to proceed with the Transaction, then you shall immediately notify the Company in writing of that decision. In that event, or at any other time upon the Company’s request, you shall either return, destroy or erase all Evaluation Material in the possession or control of you and/or any of your Representatives (and, in the case of destruction or erasure, certify such destruction or erasure to us) as soon as reasonably practicable; provided that you and your Representatives may retain one copy of any Evaluation Material to the extent required to comply with legal or regulatory requirements or established document retention policies for use solely to demonstrate compliance with such requirements (and, to the extent such Evaluation Material is retained electronically, ordinary access thereto shall be limited to information technology personnel in connection with their information technology duties). Notwithstanding the destruction or erasure of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and use restrictions hereunder.

7.   Communications Regarding the Transaction. You agree that all communications concerning the Transaction and your due diligence investigation (including requests for additional Evaluation Material, meetings with management and site visits and discussions and questions regarding procedure) shall be directed solely to Andrew Bednar and James Wappler at Perella Weinberg Partners, or Craig Leavitt and George Carrara at the Company, or any such other individual(s) as the Company may designate in writing to you from time to time as a “Company Representative.” You and your Representatives shall not, and you shall cause your Representatives to not, contact or communicate with any Business Relations of the Company or any of its Affiliates about the Company, its Affiliates, the Transaction or any Evaluation Material, unless approved in each case in advance and in writing by a Company Representative.

8.   Restrictive Covenants. Without limiting the other terms and conditions of this Agreement, you and your Representatives shall not, and you shall cause your Representatives and Affiliates to not, directly or indirectly: (a) solicit for employment or hire (including as an independent contractor) any employee as of the date of this Agreement or hired hereafter employed by the Company or any of its Affiliates with whom you or your Representatives had direct or indirect contact or who may be introduced to you in connection with the Transaction, in each case, for a period of nine months after the date of this Agreement; provided that you shall not be restricted from (i) making any general solicitation for employment that is not specifically directed at any such employee or (ii) hiring any such employee who responds to any such general solicitation; or (b) use (i) any Evaluation Material or (ii) the knowledge that discussions and negotiations are taking or have taken place between the Company and you or others, to take any actions that is reasonably likely to interfere with or otherwise seek to interfere with contractual or other trade relations between the Company or any of its Affiliates, on the one hand, and any Business Relations, on the other hand.

9.   Standstill. You and your Representatives agree that, for a period of nine months from the date of the Agreement, you and your Representatives shall not, and you shall cause your Representatives and Affiliates to not, directly or indirectly, whether as an advisor or principal:

(a)   make any statement or proposal to the board of directors (or any equivalent thereof) of the Company or any of its Affiliates, to any of our or our Affiliates’ Representatives or to any of our or our Affiliates’ stockholders, members, partners, investors or lenders with respect to, or make any public announcement, proposal, offer or any other public disclosure (including any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) or written consents) with respect to, or otherwise solicit, seek, cause, offer or offer to effect (i) any business combination, reorganization, merger, tender offer, exchange offer or similar transaction involving the Company or any of its Affiliates or any of their respective assets, properties or securities, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its Affiliates, (iii) any acquisition of any of our or our Affiliates’ securities, indebtedness, assets, liabilities or businesses or direct or indirect rights or options to acquire interests in any of our or our Affiliates’ securities (including derivative securities or other interests or rights that track or reflect the value or change in value of the securities of the Company or its Affiliates), indebtedness, assets, liabilities or businesses, (iv) any proposal to seek representation on the board of directors (or any equivalent thereof) of the Company or any of its Affiliates or otherwise seek to control or influence the management, board of directors (or any equivalent thereof) or policies of the Company or any of its Affiliates, (v) any request or proposal to waive, terminate or amend the provisions of this Agreement, or (vi) any proposal or other statement that is inconsistent with (or may require the Company to waive) any of the terms of this Agreement;

(b)   instigate, encourage, cooperate with, advise or assist (including by providing or arranging financing or other services for) any third party (including by participating in or encouraging the formation of any partnership, syndicate or other “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) to do any of the actions set forth in clause (a) above or clauses (c) or (d) below or that has the purpose or effect of circumventing any provision of this Agreement;

(c)   take or participate in any action that could reasonably be expected to require the Company or any of its Affiliates to make a public announcement regarding any of the actions set forth in clauses (a) or (b) above or clause (d) below or that has the purpose or effect of circumventing any provision of this Agreement;

(d)   acquire, own or sell (or seek permission to acquire, own or sell), of record or beneficially, by purchase, sale or otherwise, any securities, properties or indebtedness of the Company or any of its Affiliates; or

(e)   contest the validity of this Agreement or make, initiate, take or participate in any demand, action (legal or otherwise) regarding this Agreement or any provision hereof;

in each case unless and until you have received (and then only to the extent in accordance with) the prior written invitation or approval of a majority of our board of directors to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 9, nothing in this Section 9 shall restrict you or your Representatives from making any proposal regarding a possible transaction with the Company to directly or indirectly acquire all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (i) directly to our board of directors on a confidential basis, but only if, in the case of any such proposal made prior to the time the Company enters into a definitive agreement with respect to a transaction with a Person or “group” of Persons (excluding Company affiliates) involving the direct or indirect acquisition by such Person or group of all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer or otherwise), such proposal does not require any party to make a public announcement regarding this Agreement, such proposal or a possible Transaction or any of the matters described in this Section 9 or (ii) publicly, but only in the event that the Company enters into a definitive agreement with respect to a transaction with a Person or “group” of Persons (excluding Company affiliates) involving the direct or indirect acquisition by such Person or group of all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer or otherwise). You hereby represent and warrant that, as of the date hereof, neither you nor any of your Affiliates, directly or indirectly, own, of record or beneficially, or have the right to acquire or participate in any interest in, any securities or indebtedness of the Company or any of its Affiliates, other than passive ownership through investment by any bona fide employee benefit plan of you or your Affiliates (provided that the investment decisions made by any such plan are controlled solely by an unaffiliated third party not acting in concert with you or your Affiliates).

10.   No Joint Bidding. You shall not, directly or indirectly, without the prior written consent of the Company: (a) act as a joint bidder or co-bidder with any other Person with respect to the Transaction or (b) enter into any discussions, negotiations, understandings or agreements (whether written or oral) with any other Person (other than with your Representatives) regarding the Transaction.

11.   Remedies. You agree that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by you or your Representatives or Affiliates and that the Company and its Affiliates shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of posting bond or other security, as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity. Such injunctive or other equitable relief shall be available without any obligation to prove any actual or threatened damages underlying any breach. You agree to waive, and to cause your Representatives and Affiliates to waive, any requirement to post any bond or other security or to prove any damages in connection with such remedy. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. In the event of a breach of any obligations under this Agreement by you or your Representatives, you shall, immediately following the discovery of such breach, give notice to the Company of the nature of such breach and, upon consultation with the Company, take all necessary steps to limit the extent of such breach. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this Agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

12.   No Waiver of Privilege. To the extent that any Evaluation Material includes materials subject to the attorney-client or other privilege, neither the Company nor its Affiliates are waiving and shall not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or other protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to you and your Representatives.

13.   Liability for Representatives. You shall be liable for any breaches of this Agreement by any of your Representatives (including any of your Representatives who become former Representatives subsequent to the execution of this Agreement) or Affiliates.

14.   Term. This Agreement shall expire twelve months from the date of this Agreement; provided that, the provisions of Sections 11, 12, 13, 14 and 15 shall survive indefinitely and any claim for violation of this Agreement shall survive until the expiration of the applicable statute of limitations.

15.   Miscellaneous.

(a)   Entire Agreement. This Agreement contains the sole and entire agreement between the parties with respect to the matters set forth herein.

(b)   Data Site Provision. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which you or your Representatives is granted access in connection with the evaluation, negotiation or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that your confidentiality obligations with respect to the Evaluation Material are exclusively governed by this Agreement and may not be amended except by an agreement executed by the parties hereto in writing.

(c)   No License. The parties acknowledge and agree that neither the Company nor any of its Representatives grants any license or other property right or interest in, by implication or otherwise, any copyright, patent, trademark, mask work, database or other intellectual or intangible property or proprietary information disclosed, embodied, fixed, comprised or contained in any Evaluation Material.

(d)   Assignment. The Company reserves the right to assign all of its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce all of the terms of this Agreement) to any person who enters into the transactions contemplated by this Agreement. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the written consent of the Company.

(e)   Amendment and Waiver. This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both parties. You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

(f)   Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not impair or affect the validity, legality or enforceability of any other provision of this Agreement, unless the enforcement of such other provision in such circumstances would be inequitable.

(g)   No Obligation to Complete a Transaction. This Agreement is not intended to, and does not, constitute an agreement or impose any obligation on either party: (i) to consummate a Transaction, (ii) to conduct or continue discussions or negotiations concerning a Transaction or (iii) to enter into a Definitive Transaction Agreement. Neither party shall have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this Agreement or any other written or oral expression, including any course of dealing or conduct, by the parties’ or their respective Representatives unless and until a Definitive Transaction Agreement is executed and delivered (and then only to the extent set forth therein). You acknowledge (on behalf of yourself and your Representatives) that the Company and its Affiliates reserve the right (A) to provide or not to provide Evaluation Material to you or any of your Representatives, (B) to reject or ignore any proposals made by you or any of your Representatives, (C) to terminate discussions or negotiations with you or any of your Representatives, (D) to engage in discussions and negotiations, and to enter into any agreement, with any other potential acquirer or business partner and (E) adopt additional specific procedures to protect the confidentiality of the Transaction or certain sensitive Evaluation Material, in each case in the Company’s or such Affiliate’s sole discretion, with or without notice to you, at any time and for any reason or no reason. You acknowledge and agree that no third party, including any Representative of the Company, is authorized or empowered in any way to bind the Company, to act or make any commitment on the Company’s behalf or to exercise or have control over the Company. Your review of the Evaluation Material and your evaluation of the Transaction (including your engagement of any Representatives) shall be at your sole cost and expense and none of the Company, any of its Affiliates or any of their respective Representatives shall have any liability for any fees, costs or expenses incurred by you or your Representatives in connection therewith. You and your Representatives shall not have any claim or cause of action against the Company, any of its Affiliates or any of their respective Representatives in respect of the foregoing.

(h)   Governing Law; Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York, County of New York and of the United States of America located in the State of New York, County of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. You further agree that service of any process, summons, notice or document by mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York, County of New York or the United States of America located in the State of New York, County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

(i)   Conflict Waiver. This Agreement also constitutes notice that the Company has engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) as its legal counsel in connection with the Transaction, and you hereby: (i) consent to the continued representation of the Company by Paul Weiss in connection with the Transaction notwithstanding the fact that Paul Weiss may have represented, and may currently or in the future represent, you and/or any of your Affiliates with respect to unrelated matters; and (ii) waive any actual or alleged conflict and actual or alleged violation of ethical or comparable rules applicable to Paul Weiss that may arise from its representation of the Company in connection with the Transaction, including but not limited to representing the Company and/or any of its Affiliates (or any Person acting on behalf of or in concert with such party or any such Affiliates who receives Evaluation Material from the other party and/or its Representatives) in litigation, arbitration or mediation in connection therewith. In addition, you acknowledge that your consent and waiver under this Section 15(i) is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver. You agree that Paul Weiss is an express third party beneficiary of this Section 15(i).

(j)   Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by the other party hereto.

[Signature page follows]

If the foregoing correctly sets forth our agreement, please sign and return one copy of this Agreement whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

Kate Spade & Company

By:	/s/ Timothy Michno
	Name:	Timothy Michno
	Title:	General Counsel
Accepted and agreed to as of the date first written above:

Coach, Inc.

By:	/s/ Todd Kahn
	Name:	Todd Kahn
	Title:	President & CAO

Signature Page to Confidentiality Agreement